UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2009

White River Capital, Inc.
(Exact name of registrant as specified in its charter)

Indiana	000-51493	35-1908796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1445 Brookville Way, Suite I, Indianapolis, Indiana		46239
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (317) 806-2166

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2009, White River Capital, Inc. (“White River”) entered into amended and restated employment agreements with each of Mark R. Ruh, White River’s President and Chief Operating Officer, and Martin J. Szumski, White River’s Chief Financial Officer.  Each agreement became effective upon signing.  Following is a description of the material terms of each amended and restated employment agreement.

Amended and Restated Employment Agreement of Mark R. Ruh.  Mr. Ruh’s amended and restated employment agreement supersedes his employment agreement with White River, Castle Creek Capital, L.L.C. (“Castle Creek”), and First Chicago Bancorp (“First Chicago”), which was entered into on June 27, 2008 in connection with the execution, on the same date, of that certain Agreement and Plan of Merger between First Chicago and White River (which we previously disclosed pursuant to our Current Report on Form 8-K filed with the SEC on July 2, 2008).  The effectiveness of Mr. Ruh’s previous employment agreement was conditioned upon the closing of the merger with First Chicago, and because the merger has not closed the previous agreement never became effective.

Under his amended employment agreement, Mr. Ruh will receive an annual base salary of $190,000.  The term of the employment agreement is for one year, and there are no provisions for the extension of the agreement upon the expiration of the term.  For 2009, Mr. Ruh will receive an annual performance bonus equal to 100% of his annual base salary, or a prorated portion thereof if his employment is terminated during 2009.  If Mr. Ruh is still employed by White River in 2010, he also will receive an annual performance bonus in 2010 of 100% of his annual base salary prorated for that portion of 2010 in which Mr. Ruh is employed by White River.

Mr. Ruh is entitled to receive the following severance benefits if his employment agreement is terminated upon his death or disability, is terminated by White River other than for Cause (as defined in the agreement), is terminated by Mr. Ruh for Good Reason (as defined in the agreement), or if Mr. Ruh’s employment terminates upon the expiration of the term of the agreement: (i) unpaid base salary through the date of termination, plus (ii) one year’s base salary, plus (iii) $190,000, plus (iv) the annual performance bonus described above prorated through the date of termination.  If Mr. Ruh becomes disabled, he will continue to receive his base salary during the period of disability until he returns to his duties or the date of termination of his employment agreement.

A copy of Mr. Ruh’s amended and restated employment agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Amended and Restated Employment Agreement of Martin J. Szumski. Under Mr. Szumski’s amended and restated employment agreement, he is employed as the Chief Financial Officer and Senior Vice President of White River.  Mr. Szumski’s amended and restated employment agreement supersedes his employment agreement with White River, Castle Creek, and First Chicago which was entered into on June 27, 2008 in connection with the execution of the merger agreement with First Chicago (which we previously disclosed pursuant to our Current Report on Form 8-K filed with the SEC on July 2, 2008).  The effectiveness of Mr. Szumski’s previous employment agreement also was conditioned upon the closing of the merger with First Chicago, and because the merger has not closed the previous agreement never became effective.

Under his employment agreement, Mr. Szumski will receive an annual base salary of $156,000.  The initial term of the employment agreement is for one year, which will be automatically extended for successive one-year periods unless written notice of non-renewal is delivered by either party at least 90 days prior to the end of the initial or renewal term.  For each year during the term of the agreement, Mr. Szumski will be eligible to receive an annual performance bonus to be determined by the Chief Executive Officer of White River, subject to approval by the Compensation and Governance Committee of White River’s Board of Directors, but in no event greater than 50% of Mr. Szumski’s annual base salary.

Mr. Szumski is entitled to receive the following severance benefits if his employment agreement is terminated upon his death or disability, is terminated by White River other than for Cause (as defined in the agreement), is terminated by Mr. Szumski for Good Reason (as defined in the agreement), or if Mr. Szumski’s employment terminates upon the expiration of the term of the agreement: (i) unpaid base salary through the date of termination, plus (ii) one year’s base salary, plus (iii) an amount equal to 50% of the base salary paid to Mr. Szumski for the 12 months immediately prior to the date of termination, plus (iv) the annual performance bonus, if any, described above.  If Mr. Szumski becomes disabled, he will continue to receive his base salary during the period of disability until he returns to his duties or the date of termination of his employment agreement.

A copy of Mr. Szumski’s amended and restated employment agreement is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Amended and Restated Employment Agreement dated as of April 28, 2009, between White River Capital, Inc. and Mark R. Ruh
99.2	Amended and Restated Employment Agreement dated as of April 28, 2009, between White River Capital, Inc. and Martin J. Szumski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Capital, Inc.
Date: May 1, 2009

	By:	/s/ Martin J. Szumski
Printed Name: Martin J. Szumski
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended and Restated Employment Agreement dated as of April 28, 2009, between White River Capital, Inc. and Mark R. Ruh
99.2	Amended and Restated Employment Agreement dated as of April 28, 2009, between White River Capital, Inc. and Martin J. Szumski